Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-142006) pertaining to the SiRF Technology Holdings, Inc. 2004 Stock Incentive Plan,
(2)	Registration Statement (Form S-8 No. 333-132914) pertaining to the TrueSpan Incorporated 2004 Stock Incentive Plan,
(3)	Registration Statements (Form S-8 No. 333-132907 and 333-123517) pertaining to the SiRF Technology Holdings, Inc. 2004 Stock Incentive Plan and SiRF Technology Holdings, Inc. 2004 Employee Stock Purchase Plan,
(4)	Registration Statement (Form S-8 No. 333-115242) pertaining to the SiRF Technology Holdings, Inc. 2004 Stock Incentive Plan, SiRF Technology Holdings, Inc. 2004 Employee Stock Purchase Plan, and SiRF Technology Holdings, Inc. Amended and Restated 1995 Stock Plan,
(5)	Registration Statement (Form S-8 No. 333-145173) Centrality Communications, Inc. 1999 Stock Plan, and
(6)	Registration Statement (Form S-3ASR No. 333-145174) pertaining to the registration of shares in connection with the Agreement and Plan of Merger with Centrality Communications, Inc.;

of our reports dated February 21, 2008, with respect to the consolidated financial statements and schedule of SiRF Technology Holdings, Inc. and the effectiveness of internal control over financial reporting of SiRF Technology Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP

San Jose, California

February 21, 2008